                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                      OF

                              CIRCON CORPORATION

                                       AT

                              $15.00 NET PER SHARE

                                      BY

                            MMI ACQUISITION CORP.,
                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                              MAXXIM MEDICAL, INC.

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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
     CITY TIME, ON TUESDAY, JANUARY 5, 1999, UNLESS THE OFFER IS EXTENDED.
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                                                              November 30, 1998
To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

     We have been appointed by MMI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Maxxim Medical, Inc., a Delaware corporation ("Parent"), a wholly owned subsidiary of Maxxim Medical, Inc., a Texas corporation ("Maxxim"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Circon Corporation, a Delaware corporation (the "Company"), at $15.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 30, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase) such number of Shares that would constitute at least a majority of the outstanding Shares on a fully diluted basis on the date Shares are accepted for payment. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase, dated November 30, 1998;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase), or if the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date (as defined in the Offer to Purchase);

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to stockholders of the Company from George A. Cloutier, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated November 30, 1998, which has been filed by the Company with the Securities and Exchange Commission;

       6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

       7. A return envelope addressed to Harris Trust Company of New York (the "Depositary").

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered and not withdrawn on or prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed for customary mailing and handling expenses incurred by them in forwarding the enclosed materials to their customers.

     Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 5, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to tender Shares pursuant to the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed documents may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                                 Very truly yours,


                                                  MACKENZIE
                                                  PARTNERS, INC. LOGO


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF MAXXIM, PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.